Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment #1 to the Registration Statement on Form S-1 (No. 333-173455) (the “Registration Statement”) of Green Earth Technologies, Inc. and subsidiary (the “Company”) of our report dated September 7, 2011, relating to the financial statements for the years ended June 30, 2011 and 2010 of the Company included in the Company’s Annual Report (Form 10-K) for the year ended June 30, 2011.  We also consent to the reference to our firm under the heading “Experts” in the prospectus which forms a part of the Registration Statement on Form S-1 (Registration No. 333-173455).

Friedman LLP

East Hanover, NJ
February 3, 2012